Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of King Digital Entertainment plc of our report dated February 18, 2014, except for the effects of the corporate reorganization by way of a share-for-share exchange described in Note 1 as to which the date is March 25, 2014, relating to the financial statements of King Digital Entertainment plc, which appears in King Digital Entertainment plc’s Registration Statement on Form F-1 (No. 333-193984).

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

April 23, 2014